Exhibit 4.2

OFFICERS’ CERTIFICATE ESTABLISHING

THE TERMS OF THE NOTES

Pursuant to Section 301 of the Indenture

We, Edmund B. Cronin, Jr., the Chairman and Chief Executive Officer of Washington Real Estate Investment Trust (the “Trust”), and Sara L. Grootwassink, Chief Financial Officer of the Trust, do hereby deliver this Certificate establishing the following terms of the Notes (defined below) pursuant to (i) resolutions adopted by the Board of Trustees of the Trust dated as of January 16, 2007 and (ii) Section 301 of the Indenture, dated as of August 1, 1996, between the Trust and The Bank of New York Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as Trustee, and do hereby certify that (terms used in this Certificate and not defined herein having the same definitions as in such Indenture):

(1) The Notes shall constitute one series of Securities having the title “3 7/8% Convertible Senior Notes due September 15, 2026” (the “Notes”).

(2) The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture) shall initially be $150,000,000. The Trust may, without the consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional Notes, and with the same CUSIP number as the Notes so long as such additional Notes are fungible for U.S. federal income tax purposes with the Notes. The Notes and any additional Notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the Indenture.

(3) The Notes shall mature on September 15, 2026, subject to prior redemption, repurchase or conversion as described herein.

(4) The rate at which the Notes shall bear interest shall be 3.875% per annum. The date from which such interest shall accrue shall be January 22, 2007; the Interest Payment Dates on which such interest will be payable shall be March 15 and September 15 in each year, beginning March 15, 2007, and on the Maturity Date; the Regular Record Dates for the interest payable on the Notes on any Interest Payment Date shall be the March 1 or the September 1 immediately prior to the related Interest Payment Date; the interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(5) The Notes shall be issuable in denominations of $1,000 and integral multiples thereof.

(6) The place where the principal of, and premium, if any, on and interest on the Notes shall be payable and the Notes may be surrendered for registration of transfer, conversion or exchange and where notices or demands to or upon the Trust in respect of the Notes and the Indenture may be served shall initially be the Corporate Trust Office of The Bank of New York Trust Company, N.A., at 101 Barclay Street, New York, NY 10286; provided that a Holder with an aggregate principal amount of Notes in excess of $1,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder if such Holder has provided wire transfer instructions to the Trustee at least 10 Business Days prior to any payment date.

(7) The entire outstanding principal amount of the Notes shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 502 of the Indenture or Article Four set forth in Exhibit B of this Certificate.

(8) Subject to Article Five set forth in Exhibit B of this Certificate, payment of the principal of, and premium, if any, on and interest on the Notes shall be payable in Dollars and the Notes shall be denominated in Dollars.

(9) The Notes shall be redeemable on or after September 20, 2011 at the option of the Trust, in whole or in part, for cash at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the redemption date. The Notes do not have the benefit of a sinking fund.

(10) The conversion privileges set forth in Exhibit B of this Certificate shall be applicable to the Notes.

(11) The Holders shall have the right to require the Trust to repurchase the Notes at the purchase price and under the conditions set forth in Exhibit B of this Certificate.

(12) The Notes will be represented by one or more global securities (each, a “Global Security”) registered in the name of the Depository Trust Company (“DTC”) or its nominee. DTC or its nominee will credit, on its book-entry registration and transfer system, the respective amounts of Notes represented by a Global Security. Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with DTC or its nominee (“Participants”) and to persons that may hold interests through Participants. Beneficial owners of interests in a Global Security may exchange such interests for Notes of like tenor of any authorized form and denomination only in the manner provided in Section 305 of the Indenture. DTC shall be the depositary of each Global Security. The form of such Global Security, attached hereto as Exhibit A, is hereby approved.

(13) The Notes shall not be issuable as Bearer Securities.

(14) Interest on any Note shall be payable only to the Person in whose name that Note (or one or more Predecessor Securities thereof) is registered at the close of business on the Regular Record Date for such interest.

(15) Sections 1402 and 1403 of the Indenture shall not be applicable to the Notes.

(16) The Notes shall not be issuable in definitive form except under the circumstances described in Section 305 of the Indenture.

(17) The Trust shall not pay Additional Amounts as contemplated by Section 1010 of the Indenture on the Notes.

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(18) Sections 1011 and 1012 of the Indenture shall not be applicable to the Notes.

(19) Article Three set forth in Exhibit B of this Certificate shall replace and supersede Article Thirteen of the Indenture in its entirety.

(20) Article Four set forth in Exhibit B of this Certificate shall replace and supersede Section 501 of the Indenture in its entirety.

(21) Additional terms and conditions governing the Notes are set forth in Exhibit B attached hereto.

/s/ Edmund B. Cronin, Jr.
Edmund B. Cronin, Jr., Chairman and Chief Executive Officer

/s/ Sara L. Grootwassink
Date: January 22, 2007	Sara L. Grootwassink Chief Financial Officer

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Exhibit A

EXHIBIT A

[FORM OF FACE OF SECURITY]

UNLESS (i) THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND (ii) ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

Washington Real Estate Investment Trust

3 7/8% Convertible Senior Note due September 15, 2026

No. 1	CUSIP: 939653AK7

Washington Real Estate Investment Trust, a real estate investment trust organized under the laws of the State of Maryland, promises to pay to ________ or registered assigns, the Principal Amount                                      of Dollars ($            ) [or such lesser amount as may be endorsed on the Schedule of Exchanges of Interests in the Global Security attached hereto] on September 15, 2026.

This Note shall bear cash interest at the rate of 3.875% per annum. This Note is convertible as specified on the other side of this Note.

Additional provisions of this Note are set forth on the other side of this Note.

Dated: January 22, 2007

Washington Real Estate Investment Trust

By:
	Name:	Edmund B. Cronin, Jr.
	Title:	Chairman and Chief Executive Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated “3 7/8% Convertible Senior Notes due September 15, 2026” pursuant to the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF SECURITY]

Washington Real Estate Investment Trust

3 7/8% Convertible Senior Note due September 15, 2026

1.	Interest

This Note shall bear cash interest at the rate of 3.875% per annum. Interest on this Note shall accrue from the Issue Date, or from the most recent date to which interest has been paid or provided for. Interest shall be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2007, to the Holders of record of Notes at the close of business on the March 1 or September 1 immediately preceding such Interest Payment Date; provided, however, that interest payable upon redemption or purchase of the Notes by the Trust shall be paid to the Person to whom Principal is payable, unless the Redemption Date, Repurchase Date or Fundamental Change Purchase Date, as the case may be, is an Interest Payment Date. Each payment of cash interest on this Note shall include interest accrued for the period commencing on and including the immediately preceding Interest Payment Date (or, if none, the Issue Date) through the day before the applicable Interest Payment Date. Any payment required to be made on any day that is not a Business Day shall be made on the next succeeding Business Day. Interest shall be calculated using a 360-day year composed of twelve 30-day months. Interest shall cease to accrue on this Note upon conversion, redemption, repurchase or on the Maturity Date.

If any portion of the Principal Amount hereof or any premium hereon is not paid when due or if interest due hereon or any portion of such interest is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate of 3.875% per annum, compounded semiannually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand.

2.	Method of Payment

Subject to the terms and conditions of the Indenture, the Trust will make payments in respect of Redemption Prices, Repurchase Prices and Fundamental Change Purchase Prices and at the Maturity Date to Holders who surrender Notes to a Paying Agent to collect such payments in respect of the Notes. The Trust will pay any cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Trust may pay interest thereon by check mailed to the address of the Holder as it appears on the register of the Notes; provided, however, that all payments on any Global Security shall be made by wire transfer of immediately available funds to the account of the holder of such Global Security.

3.	Paying Agent, Conversion Agent And Registrar

Initially, The Bank of New York Trust Company, N.A. (the “Trustee”), will act as Paying Agent, Conversion Agent and Registrar. The Trust may appoint and change any Paying Agent, Conversion Agent or Registrar without notice, other than notice to the Trustee. The Trust or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or

Registrar. The Trust may maintain deposit accounts and conduct other banking transactions with the Trustee in the normal course of business.

4.	Indenture

The Trust issued the Notes under an Indenture dated as of August 1, 1996, between the Trust and the Trustee. The terms of the Notes include those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the “TIA”) and those made part of the Indenture through Section 301 of the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in such Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.

The Notes are unsecured senior obligations of the Trust and are initially limited to up to $150,000,000 aggregate Principal Amount. Additional Notes may be offered in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional Notes, and with the same CUSIP number as the Notes so long as such additional Notes are fungible for U.S. federal income tax purposes with the Notes. Any additional Notes will rank equally and ratably with the Notes and will be treated as a single series of debt securities for all purposes under the Indenture.

5.	Optional Redemption by the Trust

On or after September 20, 2011, the Trust may redeem the Notes, in whole or in part, for cash at a Redemption Price equal to 100% of the Principal Amount to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

6.	Purchase by the Trust at the Option of the Holder

Notes or portions thereof shall be purchased by the Trust at the option of the Holder for cash on the Repurchase Dates of September 15, 2011, September 15, 2016 and September 15, 2021, at a Repurchase Price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the Repurchase Date.

Notes in denominations larger than $1,000 of Principal Amount may be purchased in part, but only in integral multiples of $1,000 of Principal Amount.

7.	Purchase by the Trust at the Option of the Holder upon a Fundamental Change

If a Fundamental Change occurs, at the option of the Holder and subject to the terms and conditions of the Indenture, the Trust shall become obligated to purchase the Notes held by such Holder on the date that is 20 Business Days after the delivery of a Fundamental Change Notice to be delivered in connection with the occurrence of a Fundamental Change of the Trust for a Fundamental Change Purchase Price equal to the Principal Amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date, which Fundamental Purchase Price shall be paid in cash.

Notes in denominations larger than $1,000 of Principal Amount may be purchased in part, but only in integral multiples of $1,000 of Principal Amount.

8.	Conversion

Subject to the conditions and upon compliance with the provisions of the Indenture, the Holder hereof has the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 of Principal Amount or an integral multiple thereof) of this Note, into Common Shares based on an initial Conversion Rate of 20.0900 Common Shares per $1,000 of Principal Amount. Upon surrender of this Note for conversion, the Trust will deliver cash equal to the lesser of the aggregate principal amount of the Notes to be converted and the Trust’s total Conversion Obligation plus, at the Trust’s election, cash or Common Shares in respect of the remainder, if any, of the Conversion Obligation.

Subject to the provisions of the Indenture, the right to surrender Notes for conversion will expire at the close of business on the Business Day immediately preceding the Maturity Date or any Redemption Date.

The Conversion Rate is subject to adjustment as provided in the Indenture.

9.	Defaulted Interest

Any Defaulted Interest on any Note shall forthwith cease to be payable to the registered Holder thereof on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Trust as provided for in the Indenture.

10.	Denominations; Transfer; Exchange

The Notes are in fully registered form, without coupons, in denominations of $1,000 of Principal Amount and integral multiples of $1,000. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and other governmental charges required by law.

11.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of this Note for all purposes.

12.	Unclaimed Money

The Trustee and the Paying Agent shall return to the Trust upon written request any money or other property held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable escheat or other unclaimed property laws. After return to the Trust, Holders entitled to the money or other property must look to the Trust for payment as general creditors unless an applicable escheat or other unclaimed property law designates another person.

13.	Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in aggregate Principal Amount of the Notes and other series of debt issued pursuant to the Indenture at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate Principal Amount of the Notes at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Trust and the Trustee may amend the Indenture or the Notes (a) cure any ambiguity, omission, defect or inconsistency, (b) provide for the assumption by a successor trust of the Trust’s obligations under the Indenture, (c) secure the Notes, (d) add to the Trust’s covenants for the benefit of the Holders or surrender any right or power conferred on the Trust, (e) evidence the acceptance of appointment by a successor trustee, or (f) or to make any change that does not adversely affect the rights of any Holders of Notes.

14.	Defaults and Remedies

Under the Indenture, Events of Default include:

(a) the Trust defaults in the payment of the Principal Amount or any premium, a Redemption Price, Repurchase Price or a Fundamental Change Purchase Price with respect to any Note when such becomes due and payable;

(b) the payment of any interest due upon any Note when the same becomes due and payable and continuance of such default for a period of 30 days;

(c) the Trust fails to convert any Note in accordance with the terms of this Note and the Indenture upon exercise of the Holder’s conversion right, and such default continues for a period of ten days;

(d) the Trust fails to provide notice of the occurrence of a Fundamental Change as required by the Indenture;

(e) the Trust defaults in the performance or breaches any covenant or warranty in the Notes or the Indenture (other than those referred to in clauses (a) and (b) above) and such failure continues for 60 days after receipt by the Trust of a Notice of Default;

(f) the Trust makes any changes to the Indenture that adversely affects the right to convert any Note in any material respect or reduce any amount payable on repurchase of any Note (including on the occurrence of a Fundamental Change) without the consent of each Holder affected thereby;

(g) the Trust makes an amendment to the Indenture that affects the Holders of the Notes without the consent of at least a majority in principal amount of the Outstanding Notes; provided that this clause shall not apply to any amendment to the Indenture that does not require the consent of any Holder of the Notes or any holder of any other series of debt securities issued under the Indenture as specified in the Indenture;

(h) the Trust or any of its Subsidiaries defaults in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding,

or by which there may be secured or evidenced, any of the indebtedness of the Trust or any of its Subsidiaries for money borrowed in excess of $5,000,000 in the aggregate, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by the Trust or such Subsidiary;

(i) final unsatisfied judgments not covered by insurance aggregating in excess of $5,000,000 are rendered against the Trust or any of its Subsidiaries and are not stayed, bonded or discharged within a period of 60 consecutive days; or

(j) certain events of bankruptcy or insolvency.

If an Event of Default described in clauses (a) - (i) occurs and is continuing, the Trustee, or the Holders of at least 25% in aggregate Principal Amount of the Notes at the time outstanding, may declare the Principal Amount through the date of such declaration, and any accrued and unpaid interest to, but excluding, the date of such declaration, on all the Outstanding Notes to be due and payable immediately. If an Event of Default described in clause (j) occurs, the Principal Amount of the Outstanding Notes, plus all accrued and unpaid interest thereon through, but excluding, the date of such occurrence shall become immediately due and payable.

Under certain circumstances, the Holders of a majority in aggregate principal amount of the Outstanding Notes may rescind any acceleration with respect to the Notes and its consequences.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security satisfactory to it. Subject to certain limitations, Holders of at least 25% in aggregate Principal Amount of the Notes at the time outstanding may direct the Trustee in its exercise of any trust or power.

15.	Trustee Dealings with the Trust

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Trust or its Affiliates and may otherwise deal with the Trust or its Affiliates with the same rights it would have if it were not Trustee.

16.	No Recourse Against Others

A trustee, officer, employee or shareholder, as such, of the Trust shall not have any liability for any obligations of the Trust under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17.	Authentication

This Note shall not be valid until an authorized officer of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	Governing Law

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS SECURITY.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s Soc. Sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                           agent to transfer this Note on the books of the Trust. The agent may substitute another to act for him.

Date:                                                   Your Signature:

(Sign exactly as your name appears on the other side of this Note).

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Note Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following such Decrease or Increase	Signature of Authorized Officer of Trustee or Securities Custodian

Exhibit B

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Additional Shares” has the meaning set forth in Section 5.12.

“Agent” means any Registrar, Conversion Agent, and Paying Agent.

“Applicable Quarter” shall have the meaning set forth in Section 5.01.

“Average Closing Price” means (1) with respect to distributions of rights, warrants or options, the average of the Sale Prices for the five consecutive Trading Days ending on the date immediately preceding the first public announcement of the distribution and (2) with respect to other distributions, the average of the Sale Prices for the five consecutive Trading Days ending on the date immediately preceding the Time of Determination.

“Capital Stock” of any Person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock, trust shares or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Cash Amount” shall have the meaning set forth in Section 5.01.

“Cash Settlement Period” with respect to any Notes converted means the 20 consecutive Trading Days beginning on the second Trading Day after the Conversion Date for those Notes except in circumstances where conversion occurs within 20 days leading up to the Stated Maturity or a specified Redemption Date, in which case the Cash Settlement Period will be the 20 consecutive Trading Days beginning on the second Trading Day following the Stated Maturity or the Redemption Date, as the case may be. In addition, if the Trust chooses to settle all or any portion of the net shares in cash in conjunction with conversion within 20 days leading up to the Stated Maturity or a specified Redemption Date, the Trust will send, on or prior to the Stated Maturity or the specified Redemption Date, as the case may be, a single notice to the Trustee of the net shares to be satisfied in cash.

“Certificated Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with the Indenture, substantially in the form of Exhibit A of the Officers’ Certificate establishing the terms of the Notes pursuant to the Indenture except that such security shall not bear the global securities legend and shall not have the “Schedule of Interests in the Global Security” attached thereto.

“Change in Control” shall have the meaning set forth in Section 3.02.

“Change in Control Effective Date” shall have the meaning set forth in Section 5.12.

“Common Equity” of any Person means capital stock of such Person that is generally entitled to (1) vote in the election of directors of such person or (2) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, trustees, partners, managers or others that will control the management or policies of such Person.

“Continuing Trustee” means a trustee who either was a member of the Board of Trustees on the date the Notes are first issued or who becomes a member of the Board of Trustees after that date and whose appointment, election or nomination for election by the shareholders of the Trust is duly approved by a majority of the continuing trustees on the Board of Trustees at the time of such approval, either by specific vote or by approval of the proxy statement issued by the Trust on behalf of the Board of Trustees in which such individual is named as nominee for trustee.

“Conversion Agent” means an office or agency where Notes may be presented for conversion into Common Shares.

“Conversion Date” shall have the meaning set forth in Section 5.02.

“Conversion Notice” shall have the meaning set forth in Section 5.02.

“Conversion Obligation” shall have the meaning set forth in Section 5.01.

“Conversion Price” means the result obtained by dividing $1,000 by the Conversion Rate.

“Conversion Rate” means, as of any date, the number of Common Shares issuable upon conversion of a Note per $1,000 of Principal Amount thereof (initially, 20.0900 Common Shares), as adjusted pursuant to Article Five as of such date.

“Conversion Trigger Price” shall have the meaning set forth in Section 5.01.

“Conversion Value” means the product of (1) the Conversion Rate in effect (including any Additional Shares as described under Section 5.12) and (2) the average of the Volume Weighted Average Price per Common Share for the Trading Days during the Cash Settlement Period.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in the form of one or more Global Securities, the Person designated as Depositary by the Trust, which Depositary shall be a clearing agency registered under the Exchange Act.

“Distribution Notice” shall have the meaning set forth in Section 5.01.

“Event of Default” shall have the meaning set forth in Section 4.01.

“Ex-Dividend Date” means, with respect to any issuance or distribution on the Common Shares, the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Ex-Dividend Time” the time immediately prior to the commencement of “ex-dividend” trading for such rights, warrants or options or distribution on The New York Stock Exchange or such other national or regional exchange or market on which the Common Shares are then listed or quoted.

“Expiration Time” shall have the meaning set forth in Section 5.11.

“Fundamental Change” shall have the meaning set forth in Section 3.02.

“Fundamental Change Notice” shall have the meaning set forth in Section 3.02.

“Fundamental Change Purchase Date” shall have the meaning set forth in Section 3.02.

“Fundamental Change Purchase Notice” shall have the meaning set forth in Section 3.02.

“Fundamental Change Purchase Price” shall have the meaning set forth in Section 3.02.

“Global Security” means a permanent global security substantially in the form of Exhibit A to this Certificate that represents all or part of the Notes and is deposited with or on behalf of and registered in the name of Depositary.

“Issue Date” means the first date on which Notes were originally issued hereunder.

“Legal Holiday” means any day other than a Business Day. If any specified date (including an Interest Payment Date, Redemption Date or the Maturity Date of any Note, or a date for giving notice) is a Legal Holiday, then (notwithstanding any other provision of the Indenture or of the Notes other than a provision which specifically states that such provision shall apply in lieu of the provision of this definition) payment of interest or Principal need not be made, or such other action need not be taken, on such date, but the action shall be taken on the next succeeding day that is not a Legal Holiday with the same force and effect as if made on the Interest Payment Date, Redemption Date or Maturity Date or such other date and to the extent applicable no interest, if any, shall accrue for the intervening period.

“Make Whole Change in Control” means a transaction that constitutes a Change in Control pursuant to any of clauses (i)-(iii) inclusive of the definition thereof in Section 3.02.

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the U.S. national securities exchange or The Nasdaq Global Market (at such time that The Nasdaq Global Market is not a U.S. national securities exchange) on which the Common Shares are listed) in the Common Shares or in any options, contracts or future contracts relating to the Common Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Maturity Date” means September 15, 2026.

“Notes” means the Trust’s 3 7/8% Convertible Senior Notes due September 15, 2026 issued and authenticated pursuant to the Indenture.

“Notice of Default” shall have the meaning set forth in Section 4.01.

“Notice of Redemption” shall have the meaning set forth in Section 2.02.

“Notice of Withdrawal” shall have the meaning set forth in Section 3.03.

“Post-Distribution Price” shall have the meaning set forth in Section 5.09.

“Principal” or “Principal Amount” of a Note, except as otherwise specifically provided in the Indenture, means the outstanding principal of the Note.

“Purchased Shares” shall have the meaning set forth in Section 5.11.

“Redemption Notice Date” shall have the meaning set forth in Section 5.01.

“Reference Dividend” shall have the meaning set forth in Section 5.07.

“Registrar” means office or agency in the Borough of Manhattan, The City of New York, where the Notes may be presented for registration of transfer or for exchange for other securities.

“Regular Record Date” means the March 1 and September 1, as the case may be, immediately preceding the Interest Payment Date.

“Repurchase Date” shall have the meaning set forth in Section 3.01.

“Repurchase Notice” shall have the meaning set forth in Section 3.01.

“Repurchase Price” shall have the meaning set forth in Section 3.01.

“Sale Price” means for any Trading Day the closing sale price of a Common Share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such Trading Day as reported in composite transactions for the principal U.S. securities exchange on which the Common Shares are traded or, if the Common Shares are not listed on a U.S. national or regional securities exchange, as reported on The Nasdaq Global Market (at such time that The Nasdaq Global Market is not a U.S. national securities exchange). If the Common Shares are not listed for trading on a U.S. national or regional securities exchange and not reported by The Nasdaq Global Market (at such time that The Nasdaq Global Market is not a U.S. national securities exchange) on the relevant date, the “Sale Price” will be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If the Common Shares are not so quoted, the “Sale

Price” will be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three independent nationally recognized investment banking firms selected by the Trust for this purpose.

“Settlement Amount” shall have the meaning set forth in Section 5.01.

“Share Price” shall have the meaning set forth in Section 5.12.

“Termination of Trading” is deemed to occur if the Common Shares (or other common shares into which the Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

“Time of Determination” means the time and date of the earlier of (i) the determination of shareholders entitled to receive a distribution to which either Section 5.09 or 5.10 applies and (ii) the Ex-Dividend Time.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the U.S. national securities exchange or The Nasdaq Global Market (at such time that The Nasdaq Global Market is not a U.S. national securities exchange) on which the Common Shares are listed, admitted for trading or quoted, is open for trading or, if the Common Shares are not so listed, admitted for trading or quoted, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Trading Price” with respect to the Notes, on any date of determination means the average of the secondary market bid quotations obtained by the Trustee for $5.0 million principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by the Trust; provided that if three such bids cannot reasonably be obtained by the Trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Trustee, that one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of Notes from any such nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the Sale Price of a Common Share and the Conversion Rate.

“Trust Notice” shall have the meaning set forth in Section 3.01.

“Trust Officer” means any officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Volume Weighted Average Price” per Common Share on any Trading Day means such prices as displayed on Bloomberg (or any successor service) page WRE <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the Volume Weighted Average Price per common share means the market value per Common Share on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Trust.

ARTICLE 2

OPTIONAL REDEMPTION

Section 2.01 Trust’s Right to Redeem; Notices to Trustee.

(a) The Trust may not redeem the Notes prior to September 20, 2011. At any time on or after September 20, 2011, the Trust may redeem the Notes, in whole or in part, for cash for a Redemption Price equal to 100% of the Principal Amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

Section 2.02 Notice of Redemption.

(a) In addition to the items set forth in Section 1104 of the Indenture, each notice of redemption (a “Notice of Redemption”) shall state:

(i) the Conversion Rate as of the Trading Day prior to the date of the mailing of the Notice of Redemption;

(ii) the name and address of the Paying Agent and the Conversion Agent;

(iii) that the Notes called for redemption may be converted at any time before the close of business on the Business Day prior to the Redemption Date and whether the Trust has elected to pay cash in lieu of all or a portion of the net shares issuable upon conversion of the Notes pursuant to Article Five hereof and, if the Trust has so determined to pay cash, the dollar amount thereof; and

(iv) that Holders who wish to convert Notes must comply with the procedures in Article Five hereof and paragraph 8 of the Notes.

Section 2.03 Effect of Notice of Redemption.

Once a Notice of Redemption is given by the Trust, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in such notice, except for Notes that are converted in accordance with the provisions of Article Five hereof, and Notes called for redemption shall be convertible by the Holders until the close of business on the Business Day before the Redemption Date unless the Trust fails to pay the Redemption Price. Upon their presentation and surrender to the Paying Agent, Notes called for redemption shall be paid at the Redemption Price. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 2.04 No Redemption Upon Acceleration.

Notwithstanding the foregoing and any applicable provisions in the Indenture, the Trust may not redeem the Notes if the Principal Amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such Redemption Date (except in the case of an acceleration resulting from a default by the Trust in the payment of the Redemption Price with respect to such Notes).

ARTICLE 3

REPURCHASE AT THE OPTION OF THE HOLDER

Section 3.01 Purchase of Notes at Option of the Holder on Specified Dates.

(a) Subject to the provisions of this Section 3.01, Notes or portions thereof shall be purchased by the Trust at the option of the Holder for cash on September 15, 2011, September 15, 2016 and September 15, 2021 (each, a “Repurchase Date”), at a purchase price (the “Repurchase Price”) equal to 100% of the Principal Amount of the Notes to be repurchased, together with any accrued and unpaid interest, if any, thereon to, but excluding, such Repurchase Date.

(b) Unless the Trust has issued a Notice of Redemption, not later than 20 Business Days prior to any Repurchase Date, the Trust shall mail a notice (the “Trust Notice”) by first class mail to the Trustee, to the Paying Agent and to each Holder (and to beneficial owners as required by applicable law). The Trust Notice shall state:

(i) the last date on which a Holder may exercise its repurchase right pursuant to this Section 3.01;

(ii) the Repurchase Date, the Repurchase Price and the Conversion Rate as of the Trading Day immediately prior to the mailing of the Trust Notice;

(iii) the name and address of the Trustee, the Paying Agent and the Conversion Agent;

(iv) that Notes as to which a Repurchase Notice has been given may be converted only in accordance with Article Five hereof and the terms of the Notes if the applicable Repurchase Notice has been withdrawn in accordance with the terms of the Indenture;

(v) that Notes must be surrendered to the Paying Agent to collect payment;

(vi) that the Repurchase Price for any Note as to which a Repurchase Notice has been given and not withdrawn will be paid promptly following the later of the Repurchase Date and the time of surrender of such Note as described in clause (v);

(vii) the procedures the Holder must follow to exercise its repurchase rights under this Section 3.01 and a brief description of those rights;

(viii) briefly, the conversion rights with respect to the Notes;

(ix) the procedures for withdrawing a Repurchase Notice; and

(x) the CUSIP number of the Notes, if any.

(c) At the Trust’s request, the Trustee shall give the Trust Notice in the Trust’s name and at the Trust’s expense; provided, however, that, in all cases, the text of such Trust Notice shall be prepared by the Trust.

(d) The Trust will promptly publish a notice containing the information included in the Trust Notice on the Trust’s website or through such other public medium as the Trust may use at that time.

(e) Purchases of Notes hereunder shall be made, at the option of the Holder thereof, upon:

(i) in the case of Certificated Notes, delivery to the Paying Agent by the Holder of such Notes together with a written notice of repurchase substantially in the form set forth as Annex B hereto (a “Repurchase Notice”) during the period beginning at any time from the opening of business on the date that is 20 Business Days prior to the relevant Repurchase Date until the close of business on the Business Day prior to the Repurchase Date stating:

(A) the certificate number of each Note that the Holder will deliver to be purchased,

(B) the portion of the Principal Amount of the Notes to be purchased, which portion must be in Principal Amounts of $1,000 or an integral multiple of $1,000, and

(C) that such Notes shall be purchased by the Trust as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture; or

(ii) in the case of Notes represented by a Global Security, book-entry transfer or delivery of such Note to the Paying Agent at any time after delivery of the Repurchase Notice or compliance with any applicable procedures of the Depositary in lieu of such delivery.

(f) No Repurchase Notice with respect to any Notes may be tendered by a Holder thereof if such Holder has also tendered a Fundamental Change Purchase Notice and not validly withdrawn such Fundamental Change Purchase Notice in accordance with Section 3.03.

(g) Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Repurchase Notice contemplated by this Section 3.01 shall have the right to withdraw, in whole or in part, such Repurchase Notice at any time prior to the close of business on the Business Day prior to the Repurchase Date by delivery of a Notice of Withdrawal to the Paying Agent in accordance with Section 3.03.

(h) The Paying Agent shall promptly notify the Trust of the receipt by it of any Repurchase Notice or Notice of Withdrawal thereof.

(i) There shall be no purchase of any Notes pursuant to this Section 3.01 if there has occurred (prior to, on or after, as the case may be, the giving, by the Holders of such Notes, of the required Repurchase Notice) and is continuing an Event of Default (other than a default in the payment of the Repurchase Price). The Paying Agent will promptly return to the respective Holders thereof any Notes (x) with respect to which a Repurchase Notice has been withdrawn in compliance with the Indenture, or (y) held by it during the continuance of an Event of Default (other than a default in the payment of the Repurchase Price) in which case, upon such return, the Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 3.02 Purchase of Notes at Option of the Holder upon Fundamental Change.

(a) If there shall have occurred a Fundamental Change, each Holder shall have the right, at such Holder’s option, to require the Trust to purchase for cash all or any portion that is equal to $1,000 or an integral multiple of $1,000 of such Holder’s Notes which have not been repurchased or called for redemption pursuant to Section 3.01, at a purchase price equal to 100% of the Principal Amount of the Notes to be repurchased (the “Fundamental Change Purchase Price”) plus any accrued and unpaid interest, if any, thereon to, but excluding, the date that is 20 Business Days after the date the Trust sends to Holders a Fundamental Change Notice (the “Fundamental Change Purchase Date”), subject to satisfaction by or on behalf of the Holder of the requirements set forth in Section 3.02(c). A “Fundamental Change” shall be deemed to occur upon a Change of Control or a Termination of Trading. A “Change in Control” shall be deemed to have occurred at such time as any of the following events shall occur:

(i) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Trust and its Subsidiaries, taken as a whole, to any Person (other than the Trust or a Subsidiary); provided, however, that a transaction where the holders of all classes of the Trust’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the Common Equity of such Person immediately after such transaction shall not be a Change in Control;

(ii) consummation of any share exchange, consolidation or merger of the Trust pursuant to which the Common Shares will be converted into cash, securities or other property; provided, however, that a transaction where the holders of all classes of the Trust’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation immediately after such event shall not be a Change in Control;

(iii) a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than the Trust, the Trust’s Subsidiaries or the Trust’s or its Subsidiaries’ employee benefit plans)) files a Schedule 13D or a Schedule TO (or any successor form), disclosing that it has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Trust’s Common Equity representing more than 50% of the voting power of the Trust’s Common Equity;

(iv) the Trust’s shareholders approve any plan or proposal for the liquidation or dissolution of the Trust; provided, however, that a liquidation or dissolution of the Trust that is part of a transaction described in clause (i) above that does not constitute a Change in Control under the proviso contained in that clause shall not constitute a Change in Control; or

(v) the first day on which a majority of the members of Board of Trustees does not consist of Continuing Trustees.

Notwithstanding the foregoing, it will not constitute a Change in Control if at least 90% of the consideration for the Common Shares (excluding cash payments for fractional shares and cash payments made in respect of dissenter’s appraisal rights, if any) in the transaction or transactions constituting the Change in Control consists of another Person’s Capital Stock traded on a U.S. national securities exchange or quoted on The Nasdaq Global Market (at such time as The Nasdaq Global Market is not a U.S. national securities exchange), or which will be so traded or quoted when exchanged in connection with the Change in Control, and as a result of such transaction or transactions the Notes become convertible into such Capital Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ rights).

(b) Within 20 days after the Trust knows or reasonably should know of the occurrence of the Fundamental Change, the Trust shall mail a written notice of Fundamental Change (“Fundamental Change Notice”) by first-class mail to the Trustee and to each Holder at their address shown in the register of the Registrar (and to beneficial owners as required by applicable law). The notice shall state:

(i) briefly, the events causing a Fundamental Change and the effective date of such Fundamental Change;

(ii) the date by which the Fundamental Change Purchase Notice pursuant to this Section 3.02 must be given;

(iii) the Fundamental Change Purchase Date;

(iv) the Fundamental Change Purchase Price and, to the extent known at the time of such notice, the amount of interest that will be accrued and payable with respect to the Notes as of the Fundamental Change Purchase Date;

(v) the name and address of the Trustee, the Paying Agent and the Conversion Agent;

(vi) the Conversion Rate as of the Trading Day immediately prior to the mailing of the Fundamental Change Notice;

(vii) that Notes as to which a Fundamental Change Purchase Notice has been given may be converted pursuant to Article Five hereof only if the Fundamental Change Purchase Notice has been withdrawn in accordance with the terms of the Indenture;

(viii) that Notes must be surrendered to the Paying Agent to collect payment of the Fundamental Change Purchase Price;

(ix) that the Fundamental Change Purchase Price for any Note as to which a Fundamental Change Purchase Notice has been duly given and not withdrawn, together with any accrued interest payable with respect thereto, will be paid promptly following the later of the Fundamental Change Purchase Date and the time of surrender of such Note;

(x) briefly, the procedures the Holder must follow to exercise rights under this Section 3.02;

(xi) briefly, the conversion rights of the Notes;

(xii) the procedures for withdrawing a Fundamental Change Purchase Notice; and

(xiii) the CUSIP number of the Notes, if any.

(c) A Holder may exercise its rights specified in Section 3.02(a) upon:

(i) in the case of Certificated Notes, delivery to the Paying Agent of such Notes together with a written notice of repurchase substantially in the form set forth in Annex C hereto (a “Fundamental Change Purchase Notice”) during the period beginning at any time from the opening of business on the date of mailing the Fundamental Change Notice and ending with the close of business on the Business Day before the Fundamental Change Purchase Date stating:

(A) the certificate number of each Note that the Holder will deliver to be purchased;

(B) the portion of the Principal Amount of the Notes to be purchased, which portion must be in Principal Amounts of $1,000 or an integral multiple of $1,000, and

(C) that such Notes shall be purchased by the Trust as of the Fundamental Change Purchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture; or

(ii) in the case of Notes represented by a Global Security, book-entry transfer or delivery of such Note to the Paying Agent at any time after delivery of the Fundamental Change Purchase Notice or compliance with any applicable procedures by the Depositary in lieu of such delivery.

(d) Any purchase by the Trust contemplated pursuant to the provisions of this Section 3.02 shall be consummated by the delivery of the consideration to be received by the Holder (together with accrued and unpaid interest) promptly following the later of the Fundamental

Change Purchase Date and the time of delivery of the Note to the Paying Agent in accordance with this Section 3.02.

(e) Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Purchase Notice contemplated by Section 3.02(c) shall have the right to withdraw such Fundamental Change Purchase Notice at any time prior to the close of business on the Business Day prior to the Fundamental Change Purchase Date by delivery of a Notice of Withdrawal to the Paying Agent in accordance with Section 3.03.

(f) The Paying Agent shall promptly notify the Trust of the receipt by it of any Fundamental Change Purchase Notice or Notice of Withdrawal thereof.

(g) The Trust shall not be required to comply with this Section 3.02 if a third party mails a written notice of Fundamental Change in the manner, at the times and otherwise in compliance in all material respects with this Section 3.02 and repurchases all Notes for which a Fundamental Change Purchase Notice shall be delivered and not withdrawn and are properly tendered for repurchase and otherwise complies with the obligations of the Trust under this Section 3.02 in connection therewith.

(h) There shall be no purchase of any Notes pursuant to this Section 3.02 if there has occurred (prior to, on or after, as the case may be, the giving, by the Holders of such Notes, of the required Fundamental Change Purchase Notice) and is continuing an Event of Default (other than a default in the payment of the Fundamental Change Purchase Price). The Paying Agent will promptly return to the respective Holders thereof any Notes (x) with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the Indenture, or (y) held by it during the continuance of an Event of Default (other than a default in the payment of the Fundamental Change Purchase Price) in which case, upon such return, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 3.03 Withdrawal of Repurchase Notice or Fundamental Change Purchase Notice.

(a) A Repurchase Notice or a Fundamental Change Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on the Business Day prior to the Repurchase Date or Fundamental Change Purchase Date, as applicable (“Notice of Withdrawal”) specifying:

(i) the Principal Amount of the Notes being withdrawn, which shall be $1,000 or an integral multiple of $1,000;

(ii) if certificated, the certificate number of the Notes being withdrawn, or if Certificated Notes have not been issued, the notice must comply with appropriate Depositary procedures, and

(iii) the Principal Amount, if any, of Notes that remain subject to the Repurchase Notice or Fundamental Change Purchase Notice, as applicable, if any.

(b) The Paying Agent has no duty or responsibility to verify the accuracy or compliance with such Notice of Withdrawal.

Section 3.04 Deposit of Repurchase Price or Fundamental Change Purchase Price.

If the Paying Agent holds funds sufficient to pay the Repurchase Price or the Fundamental Change Purchase Price of the Notes for which a Repurchase Notice or a Fundamental Change Purchase Notice has been delivered on the Business Day following the Repurchase Date or Fundamental Change Purchase Date, as the case may be, in accordance with the terms of the Indenture, then, immediately after the Repurchase Date or Fundamental Change Purchase Date, as the case may be, such Notes will cease to be outstanding and interest will cease to accrue, whether or not such Notes are delivered to the Paying Agent. Thereafter, all other rights of such Holder shall terminate, other than the right to receive the Repurchase Price or Change of Control Purchase Price upon delivery of such Notes. This will be the case whether book-entry transfer of such Notes is made or whether such Notes are delivered in certificated form to the Paying Agent.

Section 3.05 Notes Purchased in Part.

Any Note which is to be purchased only in part pursuant to this Article Three shall be surrendered at the office of the Paying Agent (with, if the Trust or the Trustee so requires in the case of Certificated Notes, due endorsement by, or a written instrument of transfer in form satisfactory to the Trust and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Trust shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate Principal Amount equal to, and in exchange for, the portion of the Principal Amount of the Note so surrendered which is not purchased.

Section 3.06 Compliance with Laws.

In connection with any purchase offer pursuant to the provisions of this Article Three, the Trust will:

(i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, in each case to the extent then applicable;

(ii) file any schedule then required under the Exchange Act, including Schedule TO; and

(iii) otherwise comply with the federal and state securities laws.

ARTICLE 4

DEFAULTS AND REMEDIES

Section 4.01 Events of Default.

An “Event of Default” occurs, with respect to the Notes, if:

(a) the Trust defaults in the payment of the Principal Amount or any premium, a Redemption Price, a Repurchase Price or a Fundamental Change Purchase Price with respect to any Note when such becomes due and payable;

(b) the payment of any interest due upon any Note when the same becomes due and payable and continuance of such default for a period of 30 days;

(c) the Trust fails to convert any Note in accordance with the terms of such Note and the Indenture upon exercise of the Holder’s conversion right, and such default continues for a period of ten days;

(d) the Trust fails to provide the Fundamental Change Notice as required by Article Three hereof;

(e) the Trust defaults in the performance or breaches any covenant or warranty in the Notes or the Indenture (other than those referred to in clauses (a) and (b) above) and such failure continues for 60 days after receipt by the Trust of a Notice of Default;

(f) the Trust makes any changes to the Indenture that adversely affects the right to convert any Note in any material respect or reduce any amount payable on repurchase of any Note (including on the occurrence of a Fundamental Change) without the consent of each Holder affected thereby;

(g) the Trust makes an amendment to the Indenture that affects the Holders of the Notes without the consent of at least a majority in principal amount of the Outstanding Notes; provided that this clause shall not apply to any amendment to the Indenture that does not require the consent of any Holder of the Notes or any holder of any other series of debt securities issued under the Indenture as specified in the Indenture;

(h) the Trust or any of its Subsidiaries defaults in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any of the indebtedness of the Trust or any of its Subsidiaries for money borrowed in excess of $5,000,000 in the aggregate, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by the Trust or such Subsidiary;

(i) final unsatisfied judgments not covered by insurance aggregating in excess of $5,000,000 are rendered against the Trust or any of its Subsidiaries and are not stayed, bonded or discharged within a period of 60 consecutive days;

(j) a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Trust or any Significant Subsidiary (or any of the Trust’s Subsidiaries that together constitute a Significant Subsidiary) as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Trust or any Significant Subsidiary (or any of the Trust’s Subsidiaries that together constitute a Significant Subsidiary) under any Bankruptcy Law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court having jurisdiction in the premises for the appointment of a Custodian of the Trust or any Significant Subsidiary (or any of the Trust’s Subsidiaries that together constitute a Significant Subsidiary) or of its property, or for the winding-up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged and unstayed for a period of 60 days; or

(k) the Trust or any Significant Subsidiary (or any of the Trust’s Subsidiaries that together constitute a Significant Subsidiary) shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under any Bankruptcy Law, or shall consent to the filing of any such petition, or shall consent to the appointment of a Custodian of it or of its property or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.

A Default under clause (e) above is not an Event of Default until the Trustee notifies the Trust, or the Holders of not less than 25% in aggregate Principal Amount of the Outstanding Notes notify the Trust and the Trustee, of the Default and the Trust does not cure such Default within 60 days after receipt of such notice. Any such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” If an Event of Default specified in Section 4.01(j) or (k) occurs with respect to the Trust, the Principal Amount of the Outstanding Notes, plus all accrued and unpaid interest thereon through, but excluding, the date of such occurrence, shall become and be immediately due and payable, without the declaration or other act on the part of the Trustee or any Holder. If the Principal Amount of the Outstanding Notes is immediately due and payable in connection with an Event of Default, all accrued and unpaid interest on such Outstanding Notes shall also be immediately due and payable. Without the consent of each affected Holder, an existing or past default related to an Event of Default described in Section 4.01(f) hereof cannot be waived.

ARTICLE 5

CONVERSION

Section 5.01 Conversion Privilege; Payment Upon Conversion.

(a) Subject to the conditions described in this Section 5.01, and upon compliance with the provisions of this Article Five, a Holder shall have the right, at such Holder’s option, to convert all (or any portion specified in Section 5.01(f)) of such Holder’s Notes at any time if one or more of the following conditions for conversion are satisfied:

(i) if, with respect to any fiscal quarter of the Trust (the “Applicable Quarter”) after the fiscal quarter ending December 31, 2006, the Sale Price for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding fiscal quarter of the Trust exceeds 130% of the Conversion Price on the last day of such preceding fiscal quarter (the “Conversion Trigger Price”), then a Holder may surrender its Notes for conversion in accordance with this Article Five during and only during the Applicable Quarter;

(ii) if the Trust calls the Notes for redemption pursuant to and in accordance with Article Two hereof, a Holder may surrender all or a portion of its Notes for conversion from the date of mailing of the Notice of Redemption (the “Redemption Notice Date”) until the close of business on the Business Day immediately prior to the Redemption Date;

(iii) Holders may surrender Notes for conversion if the Trust:

(1) elects to distribute to all or substantially all holders of Common Share rights entitling them to purchase, for a period expiring within 60 days after the record date for such distribution, Common Shares at less than the Sale Price on the Trading Day ending immediately preceding the announcement date of such distribution;

(2) elects to distribute to all or substantially all holders of Common Shares cash, debt securities (or other evidence of indebtedness) or other assets, which distribution has a per share value as determined by the Trust’s Board of Trustees exceeding 10% of the Sale Price on the Trading Day immediately preceding the announcement date of such distribution; or

(3) is a party to a Change in Control;

(iv) Holders may surrender their Notes for conversion at any time on or after July 15, 2026 until the close of business on the Business Day immediately preceding the Maturity Date; or

(v) The Notes may be surrendered for conversion during the five Business Day period immediately after any five consecutive Trading Day period (the “Measurement Period”) in which the Trading Price per $1,000 principal amount of Notes for each day of such Measurement Period was less than 98% of the product of the then-applicable Conversion Rate of the Notes on such Trading Day and the Sale Price of the Common Shares on such Trading Day. The Trading Prices shall be determined by the Trustee pursuant to this clause and the definition of Trading Price set forth in this Certificate. The Trustee shall have no obligation to determine the Trading Price of the Notes unless requested by the Trust and unless the Trust shall have selected the three independent nationally recognized securities dealers referred to in such definition of Trading Price and provided the Trustee with the names of and contact information for such dealers, and the Trust shall have no obligation to make such request unless a Holder provides the Trust with reasonable evidence that the Trading Price per $1,000 principal amount of the Notes would be less than 98% of the product of the then-applicable Conversion Rate of the Notes and the Sale Price of the Common Shares at such time, at which time the Trust shall instruct the Trustee to determine the Trading Price of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per Note is greater than or equal to 98% of the product of the then-applicable Conversion Rate of the Notes and the Sale Price of the Common Shares on such Trading Day. If the Trading Price condition set forth above has been met, the Trust shall so notify the Holders. If, at any time after the Trading Price condition set forth above has been met, the Trading Price per $1,000 principal amount of Notes is greater than 98% of the product of the then-applicable Conversion Rate of the Notes and the Sale Price of the Common Shares on such Trading Day, the Trust shall so notify the Holders, the Trustee and the Conversion Agent. In either case, the Trust shall promptly publish a notice indicating that the Trading Price condition set forth above has been met or, at any time after the Trading Price condition set forth above has been met, that the Trading Price per $1,000 principal amount of Notes is greater than 98% of the product of the then-applicable Conversion Rate of the Notes and the Sale Price of the Common Shares on the relevant Trading Day, as the case may be, in a newspaper of general circulation in The City of New York or publish such information on its website or through such other public medium as the Trust may use at that time.

(b) If the Trust makes a distribution described in Section 5.01(a)(iii)(1) or Section 5.01(a)(iii)(2), the Trust must notify Holders at least 20 days prior to the Ex-Dividend Date for such distribution (“Distribution Notice”). Once the Trust has given a Distribution Notice, Holders may surrender their Notes for conversion at any time until the earlier of (x) the close of business on the Business Day prior to the Ex-Dividend Date for such distribution or (y) the Trust’s announcement that such distribution will not take place. No Holder may exercise such right to convert if such Holder is entitled to participate in the distribution without conversion. In the case of Section 5.01(a)(iii)(3), a Holder may surrender its Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of such Fundamental Change until the Trading Day immediately preceding the Fundamental Change Purchase Date.

(c) In addition to the conversion right set forth in Section 5.01(a)(iii)(3), if the transaction described therein constitutes a Fundamental Change, then a Holder of any Note may elect to require the Trust to purchase such Note pursuant to Section 3.02. A Note for which a Holder has delivered a Repurchase Notice or a Fundamental Change Purchase Notice requiring the Trust to purchase the Note may be converted only if such Repurchase Notice or Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.03. The Trust may not become party to any such transaction unless its terms are consistent with the foregoing.

(d) The Conversion Rate is subject to adjustment as provided in Section 5.07.

(e) A Holder may convert a portion of the Principal Amount of a Note if the portion is $1,000 or an integral multiple of $1,000. Provisions of this Article Five that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

(f) Upon conversion of Notes, the Trust shall satisfy its obligation to convert the Notes (the “Conversion Obligation”) by delivering to Holders surrendering Notes for conversion, for each $1,000 principal amount of Notes, a settlement amount (the “Settlement Amount”), on the third Business Day following the date the Settlement Amount is determined, consisting of:

(i) cash amount (the “Cash Amount”) equal to the lesser of $1,000 and the Conversion Value; and

(ii) to the extent the Conversion Value exceeds $1,000,

(x) a number of Common Shares equal to the sum of, for each day of the Cash Settlement Period described below, the greater of:

(A) zero and

(B) the quotient of

(1) 5% of the difference between (x) the product of the Conversion Rate (including any Additional Shares as described under Section 5.12) and the Volume Weighted Average Price per Common Share on such date, and (y) $1,000, divided by

(2) the Volume Weighted Average Price per Common Share for such day, or

(y) if the Trust so elects, cash equal to the difference (such difference, the “Net Share Amount”) between the Conversion Value and $1,000 or

(z) if the Trust so elects, a combination of cash and Common Shares with a value equal to the difference between the Conversion Value and $1,000, such amount to be determined as set out below.

The Trust may elect to pay cash to Holders of Notes surrendered for conversion in lieu of all or a portion of the net Common Shares issuable upon conversion of such Notes only if payment of such cash would not be prohibited by the terms of the Trust’s other indebtedness. If the Trust does so elect to pay cash, the Trust will notify Holders though the Trustee of the dollar amount to be satisfied in cash (either 100% or a fixed dollar amount will be paid (the “Specified Cash Amount”)) at any time on or before the date that is two Business Days following the Conversion Date.

If the Trust elects to satisfy some but not all of the Net Share Amount for any conversion in cash as set out in clause (ii)(z) above, (a) the Trust will pay to converting Holders cash in an amount equal to the lesser of (x) the Net Share Amount for such conversion and (y) the Specified Cash Amount, and (b) the Trust will deliver to converting Holders a number of Common Shares equal to the greater of (i) zero and (ii) the number of shares to which such Holder would be entitled under clause (ii)(x), but replacing “$1,000” in clause (ii)(x)(B)(l)(y) with “$1,000 plus the Specified Cash Amount”.

(g) If a Holder tenders Notes for conversion and the Conversion Value is being determined at a time when the Notes are convertible into other property in addition to or in lieu of the Common Shares and/or cash, the Conversion Value of each Note shall be determined based on the kind and amount of shares of common stock, securities or other property or assets (including cash or any combination thereof) that a Holder of a number of Common Shares equal to the Conversion Rate would have owned or been entitled to receive in such transaction and the value thereof during the Cash Settlement Period. Settlement of Notes tendered for conversion after the effective date of any transaction giving rise to such change in conversion consideration shall be as set forth above.

Section 5.02 Conversion Procedure.

(a) To convert a Note that is represented by a Global Security a Holder must comply with the Depositary’s applicable procedures, including the delivery to the Conversion Agent of any required Conversion Notice, within the applicable time period required in Section 5.01.

(b) To convert a Note that is represented by a Certificated Note, a Holder must, within the applicable time period required by Section 5.01, (1) complete and manually sign a conversion notice substantially in the form of Annex A hereto (“Conversion Notice”) and deliver such notice to the Conversion Agent, (2) surrender the Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Trust or the Trustee and (4) pay any transfer or similar tax, if required by Section 5.05.

(c) Each conversion of a Note (or portion thereof) shall be deemed to have been effected as to such Note (or portion thereof) on the date on which the requirements set forth in this Article Five have been satisfied as to such Note (or portion thereof) (such date, the “Conversion Date”), and the Person in whose name any certificate for Common Shares shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the common shares represented thereby; provided that any such satisfaction on any date when the share transfer books of the Trust shall be closed shall constitute the Person in whose name the certificate is to be issued as the record holder thereof for all purposes on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such satisfaction occurred.

(d) The right to surrender Notes for conversion will expire at the close of business on the Business Day immediately preceding the Maturity Date.

(e) Upon conversion of a Note, the Holder will not receive any interest thereon (other than any overdue interest as provided in this Section 5.02(e)), unless such conversion occurs after the close of business on a Regular Record Date but prior to the related Interest Payment Date. Holders of Notes at the close of business on a Regular Record Date will receive payment of the interest payable on the corresponding Interest Payment Date notwithstanding the conversion of such Notes at any time after the close of business on the applicable Regular Record Date. Notes surrendered for conversion by a Holder after the close of business on any Regular Record Date but prior to the next Interest Payment Date must be accompanied by payment of an amount equal to the interest payment that is due on such Notes on that Interest Payment Date; provided, however, that no such payment need be made (1) if the Trust has specified a Redemption Date that is after a Regular Record Date and on or prior to the next Interest Payment Date, (2) if the Trust has specified a Fundamental Change Purchase Date following a Fundamental Change that is after a Regular Record Date and on or prior to the next Interest Payment Date, (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes or (4) in connection with any conversion following the Regular Record Date immediately preceding the final Interest Payment Date. The Trust will not be required to convert any Notes that are surrendered for conversion without payment of interest as required by this Article Five.

(f) No payment or adjustment will be made for dividends on, or other distributions with respect to, any Common Shares except as provided in this Article Five. Holders of Common Shares issued upon conversion will not be entitled to receive any dividends payable to Holders of the Common Shares as of any record date before the close of business on the Conversion Date.

(g) If the Holder converts more than one Note at the same time, the Settlement Amount (together with the cash payment, if any, in lieu of fractional shares) shall be based on the total Principal Amount of the Notes converted.

(h) If the last day on which a Note may be converted is a Legal Holiday, the Note may be surrendered on the next succeeding day that is not a Legal Holiday.

(i) Upon surrender of a Note that is converted in part, the Trust shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Note in an authorized denomination equal in Principal Amount to the unconverted portion of the Note surrendered.

Section 5.03 Fractional Shares.

A Holder of a Note otherwise entitled to a fractional Common Share will receive cash in lieu thereof based on the average of the Volume Weighted Average Price per Common Share for the Trading Days during the Cash Settlement Period.

Section 5.04 Effect of Conversion.

The Trust’s delivery to the Holder of the Settlement Amount, will be deemed:

(a) to satisfy the Trust’s obligation to pay the Principal Amount of the Note; and

(b) to satisfy any obligation to pay all other amounts owed on the Notes including accrued and unpaid interest, if any.

Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. The Trust will not adjust the Conversion Rate to account for accrued interest.

Section 5.05 Taxes on Conversion.

If a Holder converts a Note, the Trust shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any Common Shares upon the conversion. However, the Holder shall pay any such tax which is due because the Holder requests the Common Shares to be issued in a name other than the Holder’s name. The Conversion Agent may refuse to deliver any certificate representing the Common Shares being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the Common Shares are to be delivered in a name other than the Holder’s name.

Section 5.06 Trust to Provide Common Shares.

The Trust shall, prior to issuance of any Notes under this Article Five, and from time to time as may be necessary, reserve out of its authorized but unissued Common Shares, or Common Shares held in its treasury, a sufficient number of Common Shares to provide for the conversion of the Notes from time to time as such Notes are presented for conversion.

All Common Shares delivered upon conversion of the Notes shall be newly issued common shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or other adverse claim created by the Trust.

The Trust will comply with all federal and state securities laws regulating the offer and delivery of Common Shares upon conversion of Notes, if any, and will list or cause to have quoted such Common Shares on each national securities exchange or in the over-the-counter market or such other market on which the Common Shares are then listed or quoted.

Section 5.07 Adjustments in Conversion Rate.

As provided in Sections 5.08 through 5.11 and 5.19 below, the Conversion Rate will be adjusted in the event, after the Issue Date of the Notes, the Trust:

(a) pays a dividend or makes a distribution to all or substantially all holders of its Common Shares payable in Common Shares or other capital stock;

(b) subdivides its Common Shares;

(c) splits or combines its Common Shares;

(d) issues by reclassification of its Common Shares any shares of its Capital Stock in accordance with Section 5.19;

(e) makes a distribution to all or substantially all holders of its Common Shares of any rights, options or warrants to purchase its Common Shares for a period expiring within 60 days from the date of issuance of such rights at less than the Average Closing Price;

(f) makes a distribution to all or substantially all holders of Common Shares of the Trust’s assets or debt or other securities (including shares of its Subsidiaries) or rights, warrants or options to purchase securities (excluding cash dividends or other cash distributions, those rights, warrants or options to purchase Common Shares referred to in Section 5.07(e) and any dividend or distribution referred to in Section 5.07(a) above);

(g) makes a distribution of cash or dividends to all or substantially all holders of Common Share in excess of $0.4125 per share in any quarterly period (the “Reference Dividend”), excluding any dividend or distribution in connection with the liquidation, dissolution or winding-up of the Trust, whether voluntary or involuntary; or

(h) makes a distribution of its or its Subsidiaries’ cash or other consideration in respect of a tender offer or exchange offer for Common Shares described in Section 5.11.

Notwithstanding the foregoing, the Conversion Rate shall not exceed 24.383 Common Shares per $1,000 Principal Amount of the Notes, other than on account of the adjustments to Conversion Rate in the manner set forth in Sections 5.08, 5.09 or 5.19 hereof.

Section 5.08 Adjustments for Stock Dividends, Rights Issue, Etc.

(a) In case the Trust shall pay a dividend or make a distribution in Common Shares as described in Section 5.07(a), the Conversion Rate, as in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution, shall be increased by multiplying such Conversion Rate by a fraction,

(i) the numerator of which shall be the sum of the number of Common Shares outstanding at the close of business on the date fixed for the determination of shareholders entitled to receive such dividend or other distribution plus the total number of Common Shares constituting such dividend or other distribution, and

(ii) the denominator of which shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination,

such increase to become effective immediately after the opening of business on the Business Day following the date fixed for such determination. If any dividend or distribution of the type described in this Section 5.08(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) In case outstanding Common Shares shall be subdivided or split into a greater number of Common Shares as described in Section 5.07(b) or (c), the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case outstanding Common Shares shall be combined into a smaller number of Common Shares as described in Section 5.07(c), the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split or combination becomes effective.

(c) If, after the Issue Date, the Trust distributes any rights, warrants or options to all holders of its Common Shares described in Section 5.07(e), the Conversion Rate shall be adjusted in accordance with the formula:

R’ = R x	(O + N)
(O + (N x P) /M)

where:

R’ = the adjusted Conversion Rate

R = the current Conversion Rate

O = the number of Common Shares outstanding on the record date for the distribution to which this Section 5.08(c) is being applied

N = the number of additional Common Shares offered pursuant to the distribution

P = the offering price per common share of the additional shares

M = the Average Closing Price

The adjustment shall become effective the Trading Day immediately prior to the date on which shareholders are no longer entitled to receive the rights, warrants or options to which this Section 5.08(c) applies, whether by determination of a record date by the Trust or by trading of “due bills” containing such rights, warrants or options as required by the U.S. national securities exchange or quotation market on which the Common Shares are traded. If all of the Common Shares subject to such rights, warrants or options have not been issued when such rights, warrants or options expire, then the Conversion Rate shall promptly be readjusted to the Conversion Rate that would then be in effect had the adjustment upon the issuance of such rights, warrants or options been made on the basis of the actual number of Common Shares issued upon the exercise of such rights, warrants or options.

Section 5.09 Adjustment for Other Distributions.

(a) If, after the Issue Date, the Trust distributes to all holders of its Common Shares any of its assets or debt or other securities (including shares of other Capital Stock of the Trust) or any rights, warrants or options to purchase securities described in Section 5.07(f), the Conversion Rate shall be adjusted, subject to the provisions of Section 5.09(c), in accordance with the formula:

R’ =	R x M
M – F

where:

R’ = the adjusted Conversion Rate

R = the current Conversion Rate

M = the Average Closing Price

F = the fair market value (on the record date for the distribution to which this Section 5.09(a) applies) of the assets, securities, rights, warrants or options to be distributed in respect of each Common Share in the distribution to which this Section 5.09(a) is being applied (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently.

The Board of Trustees shall determine fair market values for the purposes of this Section 5.09(a). The adjustment shall become effective immediately after the date on which the shareholders are no longer entitled to receive the distribution to which this Section 5.09(a) applies whether by determination of a record date by the Trust or by trading of “due bills” containing such rights, warrants or options as required by the U.S. national securities exchange or quotation market on which the Common Shares are traded.

(b) If, after the Issue Date, the Trust pays a dividend or makes a distribution to all holders of its Common Share consisting of Capital Stock of any of its Subsidiaries, then the Conversion Rate shall be adjusted in accordance with the formula:

R’ = R x (1 + F/M)

R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

M = the average of the Post-Distribution Prices of the Common Shares for the ten Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date for such dividend or distribution on the principal United States exchange or market which such securities are then listed or quoted

F = the fair market value of the securities distributed in respect of each Common Share for which this Section 5.09(b) applies, meaning the number of securities distributed in respect of each Common Share multiplied by the average of the Post-Distribution Prices of those securities distributed for the ten Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date for such dividend or distribution on the principal United States or regional exchange or market on which such securities are then listed or quoted

The “Post-Distribution Price” of any Capital Stock on any date means the closing per unit sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for trading of such units on a “when issued” basis without due bills (or similar concept) as reported in the composite transactions for the principal United States securities exchange on which such Capital Stock is traded or, if the Capital Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated;

provided, however, that if on any date such units have not traded on a “when issued” basis, the Post-Distribution Price shall be the closing per unit sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for trading of such units on a “regular way” basis without due bills (or similar concept) as reported in the composite transactions for the principal United States securities exchange on which such Capital Stock is traded or, if the Capital Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated. In the absence of such quotation, the Trust shall be entitled to determine the Post-Distribution Price on the basis of such quotations which reflect the post-distribution value of the relevant Capital Stock as it considers appropriate.

(c) In the event that, with respect to any distribution to which Section 5.09(a) would otherwise apply, the difference “M-F” as defined in the formula set forth in Section 5.09(a) is less than $1.00 or “F” is equal to or greater than “M”, then the adjustment provided by Section 5.09(a) shall not be made and in lieu thereof the provisions of Section 5.19 shall apply to such distribution, with the result that, rather than being entitled to an adjustment in the Conversion Rate, the Holder will be entitled to receive upon conversion, in addition to Common Shares and/or cash, the kind and amount of assets, securities or rights, warrants or options comprising the distribution that such Holder would have received if such Holder had converted such Holder’s Notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

Section 5.10 Adjustment for Cash Dividends.

If, after the Issue Date of the Notes, the Trust distributes to all or substantially all holders of its Common Shares any cash (excluding (a) any dividend or distribution on the Common Shares not in excess of the Reference Dividend and (b) any dividend or distribution in connection with the liquidation, dissolution or winding-up of the Trust, whether voluntary or involuntary), the Conversion Rate shall be adjusted in accordance with the formula:

R’ = R x	M
(M – C)

where,

R’ = the adjusted Conversion Rate

R = the Conversion Rate in effect immediately prior to the Time of Determination

M = the Average Closing Price

C = the amount in cash per share the Trust distributes to holders of Common Share (and for which no adjustment has been made) that exceeds the Reference Dividend

The Reference Dividend shall be subject to adjustment on account of any of the events set forth in Sections 5.08, 5.09, 5.11, and 5.19. Any such adjustment will be effected by multiplying the Reference Dividend by a fraction, the numerator of which will equal the conversion rate in effect immediately prior to the adjustment on account of such event and the denominator of which will equal the conversion rate as adjusted.

Section 5.11 Adjustment for Tender Offer.

If, after the Issue Date, the Trust or any of its Subsidiaries makes a payment of cash or other consideration to holders of Common Shares in respect of a tender offer or exchange offer for the Common Shares, other than an odd-lot tender offer, and the sum of the cash and the fair market value of any other consideration paid for such Common Shares, expressed as an amount per Common Share validly tendered or exchanged pursuant to such tender offer or exchange offer, exceeds the Sale Price on the Trading Day immediately following the last time (the “Expiration Time”) on which tenders or exchanges may be made pursuant to the tender or exchange offer, then the Conversion Rate shall be adjusted in accordance with the formula:

R’ = R x	F + (P x O)
O’ x P

where,

R’ = the Conversion Rate in effect immediately after the Expiration Time

R = the Conversion Rate in effect at the Expiration Time

F = the aggregate amount of all cash and the fair market value of any other consideration (as determined by the Board of Trustees) paid or payable for Common Shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the “Purchased Shares”)

O = the number of Common Shares outstanding immediately after the Expiration Time excluding any Purchased Shares

O’ = the number of Common Shares outstanding immediately prior to the Expiration Time, including any Purchased Shares

P = the Sale Price of the Common Shares on the Trading Day next succeeding the Expiration Time

Such increase (if any) shall become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that the Trust is obligated to purchase shares pursuant to any such tender offer, but the Trust is prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. If the application of this Section 5.11 to any tender or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender or exchange offer under this Section 5.11.

Section 5.12 Adjustment to Conversion Rate Upon Make Whole Change in Control Transactions.

(a) If, after the Issue Date and prior to September 20, 2011, a Make Whole Change in Control occurs and a Holder elects to convert its Notes in connection with such Make Whole Change in Control, the Trust will increase the Conversion Rate for the Notes surrendered for conversion by a number of additional Common Shares (the “Additional Shares”), as described in this Section 5.12. A conversion of Notes will be deemed for the purposes of this Section 5.12 to be “in connection with” a Make Whole Change in Control transaction if the notice of conversion of the Notes is received by the Conversion Agent from a Holder during the period from and including the date that is 15 days prior to the anticipated effective date of the Make Whole Change in Control, up to and including the Trading Day prior to the related Fundamental Change Purchase Date.

(b) The Trust shall give a notice to the Holders and the Trustee no later than 20 days prior to the anticipated effective date of the Make Whole Change in Control describing briefly such transaction and the provisions of this Section 5.12.

(c) The number of Make-Whole Shares to be added to the Conversion Rate will be determined by reference to the table below and is based on the date which such Make Whole Change in Control transaction becomes effective (the “Change in Control Effective Date”) and the price (the “Share Price”) paid per Common Share in such Make Whole Change in Control transaction. If the holders of Common Share receive only cash in the Make Whole Change in Control transaction, the Share Price shall be the cash amount paid per Common Share (excluding cash paid for fractional shares or pursuant to statutory appraisal rights). Otherwise, the Share Price shall be the average Sale Price for the five consecutive Trading Days immediately preceding, but not including, the Change in Control Effective Date.

(d) The Share Prices set forth in the first column of the table below (i.e., the row headers) will be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Share Prices will equal the Share Prices in effect immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted.

(e) The following table sets forth for specified Share Prices and Change in Control Effective Dates the number of Make-Whole Shares to be added to the Conversion Rate per $1,000 Principal Amount of Notes, which number shall be subject to adjustment in the same manner as the Conversion Rate is subject to adjustment pursuant to this Article Five.

	Effective Date
Share Price	01/17/2007	09/15/2007	09/15/2008	09/15/2009	09/15/2010	09/20/2011
$41.17	4.2930	4.2889	4.2807	4.2654	4.2392	4.2184
$45.00	2.9638	2.9334	2.8413	2.6668	2.3699	2.1340
$50.00	1.7601	1.7152	1.6002	1.3934	1.0234	0.0647
$55.00	0.9654	0.9214	0.8167	0.6380	0.3352	0.0000
$60.00	0.4572	0.4224	0.3444	0.2209	0.0436	0.0000
$65.00	0.1501	0.1280	0.0841	0.0234	0.0000	0.0000
$70.00	0.0012	0.0000	0.0000	0.0000	0.0000	0.0000
$75.00	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(f) If the exact Share Prices and Change in Control Effective Dates are not set forth in the table, then:

(i) if the Share Price is between two Share Price amounts in the table or the Change in Control Effective Date is between two dates in the table, the number of Additional Shares issued upon conversion of the Notes will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and/or the two dates in the table, based on a 365-day year, as applicable;

(ii) if the Share Price exceeds $75.00 per share, subject to adjustment as set forth herein, no Additional Shares will be issued upon conversion of the Notes; and

(iii) if the Share Price is less than $41.17 per share, subject to adjustment as set forth herein, no Additional Shares will be issued upon conversion of the Notes.

(g) Notwithstanding the foregoing, in no event will the Trust increase the Conversion Rate pursuant to this Section 5.12 to the extent the increase will cause the Conversion Rate to exceed 24.383 per $1,000 Principal Amount of Notes, subject to adjustment as set forth herein.

Section 5.13 Survival of Conversion Privilege upon Satisfaction and Discharge of Indenture.

Notwithstanding the satisfaction and discharge of the Indenture with respect to the Notes, the obligations of the Trust with respect to the conversion privilege to this Article Five shall survive.

Section 5.14 When Adjustment May Be Deferred.

(a) No adjustment in the Conversion Rate will be required unless such adjustment would require a change of at least 1% of the Conversion Rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward Notes shall be made upon conversion of the Notes, upon required purchases of the Notes in connection with a Fundamental Change, upon redemption of the Notes and five Business Days prior to the Stated Maturity.

(b) All calculations under this Article Five shall be made to the nearest cent or to the nearest 1/10,000th of a share, as the case may be (with one-half cent and 5/100,000ths of a share being rounded upward).

Section 5.15 When No Adjustment Required.

(a) No adjustment to the Conversion Rate need be made if Holders may participate in the transaction (without exercising their conversion option) that would otherwise give rise to such an adjustment.

(b) No adjustment to the Conversion Rate need be made:

(i) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Trust and the investment of additional optional amounts in Common Shares under any plan;

(ii) upon the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Trust or any of its Subsidiaries;

(iii) upon the issuance of any Common Shares pursuant to any option, warrant, or exercisable, exchangeable or convertible security not described in (ii) above and outstanding as of the Issue Date;

(iv) for a change in the par value of the Common Share; or

(v) for accrued and unpaid interest, if any.

(c) To the extent the Trust has a rights plan in effect on the date of any conversion of the notes into Common Shares, a Holder will receive, in addition to Common Shares, the rights under the rights plan, unless, before any conversion, the rights have separated from the Common Shares, in which case the Conversion Rate will be adjusted at the time of separation as described in Section 5.07(f).

(d) In no event will the Conversion Rate be adjusted to the extent the adjustment would reduce the Conversion Price below the par value per Common Share.

Section 5.16 Notice of Adjustment.

Whenever the Conversion Rate is adjusted, the Trust shall promptly mail to Holders a notice of the adjustment. The Trust shall file with the Trustee and the Conversion Agent such notice and an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, about manifest error. Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate except to exhibit the same to any Holder desiring inspection thereof.

Section 5.17 Voluntary Increase.

The Trust from time to time may increase the Conversion Rate by any amount for any period of time. Whenever the Conversion Rate is increased, the Trust shall mail to Noteholders and file with the Trustee and the Conversion Agent a notice of the increase. The Trust shall mail the notice at least 15 days before the date the increased Conversion Rate takes effect. The notice shall state the increased Conversion Rate and the period it will be in effect.

A voluntary increase of the Conversion Rate does not change or adjust the Conversion Rate otherwise in effect for purposes of this Article Five.

Section 5.18 Notice of Certain Transactions.

If:

(a) the Trust takes any action that would require an adjustment in the Conversion Rate pursuant to Section 5.08, 5.09 or 5.10 (unless no adjustment is to occur pursuant to Section 5.15); or

(b) the Trust takes any action that would require a supplemental indenture pursuant to Section 5.19; or

(c) there is a liquidation or dissolution of the Trust;

then the Trust shall mail to Holders and file with the Trustee and the Conversion Agent a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution, as the case may be. The Trust shall file and mail the notice at least 15 days before such date. Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction.

Section 5.19 Reclassifications and Reorganization of Trust.

(a) If any of the following events occur, namely (i) any reclassification or change of the outstanding Common Shares (other than a subdivision or combination to which Section 5.08 applies), (ii) any consolidation, merger, binding share exchange or combination of the Trust with another Person, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Trust to any other Person, in each case as a result of which holders of Common Share shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Share, then the Trust or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing that each Note shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, consolidation, merger, share exchange, combination, sale or conveyance by a holder of a number of Common Shares issuable upon conversion of such Note (assuming, for such purposes, a sufficient number of authorized Common Shares are available to convert all Notes and that only Common Share is issuable upon conversion thereof) immediately prior to such reclassification, consolidation, merger, share exchange, combination, sale or conveyance. In the event holders of the Common Shares have the opportunity to elect the form of consideration to be received in such transaction, the Trust shall make adequate provision whereby the Holders of the Notes shall have a reasonable opportunity to determine the form of consideration, consistent with election rights and restrictions applicable to holders of Common Shares, into which all of the Notes, treated as a single class, shall be convertible from and after the effective date of such transaction (subject to the Trust’s ability to settle the Conversion Obligation entirely in cash as set forth in Section 5.01). Such determination shall be subject to any limitations to which all of the holders of the Common Shares are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such event and shall be conducted in such a manner as to be completed by the date which is the latest of (a) the deadline for elections to be made by holders of the Common Shares in connection with such transaction, and (b) two Trading Days prior to the anticipated effective date of such event. The Trust shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by Holders of the Notes by issuing a press release and providing a copy of such notice to the Trustee. Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article Five.

(b) The above provisions of this Section shall similarly apply to successive reclassifications, consolidations, mergers, share exchanges, combinations, sales and conveyances.

(c) If this Section 5.19 applies to any event or occurrence, the Conversion Rate will not be otherwise adjusted pursuant to this Section 5.

Section 5.20 Trust Determination Final.

Any determination that the Trust or the Board of Trustees must make pursuant to this Article Five shall be conclusive absent manifest error.

Section 5.21 Trustee’s Adjustment Disclaimer.

The Trustee has no duty to determine when an adjustment under this Article Five should be made, how it should be made or what it should be. The Trustee has no duty to determine whether a supplemental indenture under Section 5.19 need be entered into or whether any provisions of any supplemental indenture are correct. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of Notes. The Trustee shall not be responsible for the Trust’s failure to comply with this Article Five. Each Conversion Agent and Paying Agent shall have the same protection under this Section 5.21 as the Trustee.

Section 5.22 Simultaneous Adjustments.

In the event that this Article Five requires adjustments to the Conversion Rate under more than one of Sections 5.08(a) or (b), 5.08(c), 5.09 or 5.10, and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of Section 5.08(a) or (b), second, the provisions of Section 5.09, third, the provisions of Section 5.10 and, fourth, the provisions of 5.08(c).

Section 5.23 Successive Adjustments.

After an adjustment to the Conversion Rate under this Article Five, any subsequent event requiring an adjustment under this Article Five shall cause an adjustment to the Conversion Rate as so adjusted.

ANNEX A

FORM OF CONVERSION NOTICE

To convert this Note into Common Shares of the Trust, check the box: [ ]

To convert only part of this Note, state the Principal Amount to be converted (which must be $1,000 or an integral multiple of $1,000):

$_________________

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert other person’s Soc. Sec. or tax ID no.)

(Print or type other person’s name, address and zip code)

Date: ____________

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Note Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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ANNEX B

FORM OF REPURCHASE NOTICE

To: Washington Real Estate Investment Trust

The undersigned hereby requests and instructs the Trust to repay the entire Principal Amount of this Note, or a portion hereof (which is $1,000 of Principal Amount or an integral multiple thereof) below designated, on ______________ ____, ____ in accordance with the terms of the Indenture referred to in this Note at the Repurchase Price, to the registered holder hereof.

[If Certificated Notes have been issued, add: The certificate number of the Notes that the holder will deliver to be purchased is ___. If the Notes are not in certificated form, the Repurchase Notice must comply with appropriate Depositary procedures.]

Principal Amount to be repaid (if less than all): $            ,000

Notes shall be purchased by the Trust as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture.

Dated: ____________

Signature(s)

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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ANNEX C

FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE

To: Washington Real Estate Investment Trust

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Washington Real Estate Investment Trust (the “Trust”) as to the occurrence of a Fundamental Change with respect to the Trust and requests and instructs the Trust to repay the entire Principal Amount of this Note, or the portion thereof (which is $1,000 of Principal Amount or an integral multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Note, to the registered holder hereof.

[If Certificated Notes have been issued, add: The certificate number of the Notes that the holder will deliver to be purchased is ___. If the Notes are not in certificated form, the Fundamental Change Purchase Notice must comply with appropriate Depositary procedures.]

Principal Amount to be repaid (if less than all): $            ,000

Notes shall be purchased by the Trust as of the Fundamental Change Purchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture.

Dated: ___________

Signature(s)

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.

Social Security or Other Taxpayer Identification Number

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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